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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors

We consent to the incorporation by reference in the International Technology Corporation (IT) Registration Statement (Form S-8) pertaining to the OHM Corporation (OHM) 1986 Stock Option Plan and the OHM Corporation Nonqualified Stock Option Plan for Directors of our reports dated May 13, 1997 with respect to IT's consolidated financial statements and schedule as of and for the year ended March 28, 1997, included in its annual report on Form 10-K and February 12, 1998, except for Note 1 as to which the date is May 4, 1998, with respect to OHM's consolidated financial statements and schedule as of and for the year ended December 31, 1997 included in its annual report on Form 10-K as amended filed with the Securities and Exchange Commission.



                                            /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania and Columbus, Ohio
June 17, 1998